Exhibit 4
                                                                       ---------

                      TRANSACTIONS IN SHARES OF THE COMPANY

                The Reporting Persons engaged in the following sales of Shares of the Company during the past 60 days. All such transactions involved sales of Shares and were effected on The New York Stock Exchange or through the Third Market.


  Reporting Person                                                           Price per Share
     with Direct                Date of                                         (Excluding
Beneficial Ownership          Transaction           Number of Shares           Commissions)               Market
----------------------     ------------------     ---------------------    ---------------------    --------------------
      Greensea                 01/10/01                 150,000                  $17.0000              Third Market
      Greensea                 01/11/01                 300,000                  $17.3958              Third Market
      Greenbelt                01/23/01                  6,300                   $17.5000                  NYSE
      Greenbelt                01/29/01                  2,400                   $17.0000              Third Market
      Greenbelt                02/05/01                  11,500                  $16.2001                  NYSE
      Greenbelt                03/09/01                  9,800                   $17.0000              Third Market
      Greensea                 03/09/01                  40,200                  $17.0000              Third Market
      Greenbelt                03/12/01                  25,000                  $17.6500              Third Market
      Greenbelt                03/12/01                  10,500                  $17.5571                  NYSE
      Greenbelt                03/12/01                  15,000                  $17.3300              Third Market
